Exhibit 99.1

News Release

Quanex Building Products Corporation
Elected LeRoy D. Nosbaum to its Board of Directors

Houston, Texas, April 27, 2010 – Quanex Building Products Corporation (NYSE:NX) today announced that it elected LeRoy D. Nosbaum to serve on its Board of Directors, effective May 1, 2010.

Mr. Nosbaum, 63, retired in 2009 as chief executive officer of Itron, Inc. (Nasdaq:ITRI), a Washington-based $1.9 billion sales, 8,700-employee electronic instrument and wireless software manufacturer servicing electric, gas and water utilities. Prior to that, Mr. Nosbaum spent seven years with California-based Metricom, Inc. and 20 years with Texas-based Schlumberger Limited.

“Quanex Building Products will benefit from Mr. Nosbaum’s successful background in strategic business development as well as from his diverse operating disciplines in the manufacturing environment. We look forward to his contributions to our company and shareholders,” said David Petratis, chairman and chief executive officer of Quanex Building Products.

“Mr. Nosbaum comes to us with extensive board experience, both as the past chairman of Itron and from his ongoing experience as a board member of Esterline Technologies Corp. (NYSE:ESL), where he currently serves on both its Nominating and Corporate Governance and its Strategy and Technology Committees,” commented Quanex Building Products’ Lead Director Joseph Rupp. “The combination of his tenured board experience and successful track record of profitably growing companies will make Mr. Nosbaum a valuable addition to the company’s board of directors.”

Mr. Nosbaum graduated with a B.S. in Electrical Engineering from Valparaiso University in Indiana.

Corporate Profile
Quanex Building Products Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the building products markets. It is an ROIC-driven company that grows shareholder returns through a combination of organic growth via new products and programs and strategic acquisitions.

Statements that use the words “expect,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the company’s future performance, please refer to the company’s most recent 10-K filing on December 18, 2009, under the Securities Exchange Act of 1934, in particular the section titled, “Private Securities Litigation Reform Act” contained therein. The forward-looking statements are intended to express the company’s expectations as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Financial Contact: Jeff Galow, 713-877-5327
Media Contact: Valerie Calvert, 713-877-5305

For general information about Quanex, visit our website at www.quanex.com.

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